                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

   (Expressed in thousands of United States dollars, except for share amounts)

A reconciliation of basic and diluted earnings per share ("EPS") is given in the following table:

                                                                      Amount per
Quarter ended June 30, 2001                Income        Shares         Share
---------------------------               --------     ----------       -----
Basic EPS                                 $ 20,835     25,063,072       $0.83
Effect of Dilutive Options                              1,267,504
Diluted EPS                               $ 20,835     26,330,576       $0.79

Quarter ended June 30, 2000
---------------------------
Basic EPS                                 $  3,476     25,033,932       $0.14
Effect of Dilutive Options                                112,126
Diluted EPS                               $  3,476     25,146,058       $0.14


Six months ended June 30, 2001
------------------------------
Basic EPS                                 $ 44,740     25,061,854       $1.79
Effect of Dilutive Options                              1,238,285
Diluted EPS                               $ 44,740     26,300,139       $1.70

Six months ended June 30, 2000
------------------------------
Basic EPS                                 $ 13,287     25,033,932       $0.53
Effect of Dilutive Options                                 89,882
Diluted EPS                               $ 13,287     25,123,814       $0.53